FOR IMMEDIATE RELEASE:
May 12, 2005

Contact:	Rodger B. Holley
President/Chief Executive Officer
First Security Group, Inc.
(423) 308-2080

FIRST SECURITY GROUP TO ACQUIRE BANK IN GAINESBORO

CHATTANOOGA, Tenn. - First Security Group, Inc. (FSG) today announced the acquisition of Jackson Bank and Trust (JB&T) based in Gainesboro, Tennessee. JB&T, founded in 1915, reported total assets of $171 million as of March 31, 2005, with total deposits of $141 million and total loans of $112 million. JB&T becomes FSG’s sixth acquisition since its formation in 1999.

JB&T has five full-service locations - two in the fast growing Cookeville market and one each in Gainesboro, Whitleyville and Granville.

With this acquisition, FSG will have 35 full-service locations in East Tennessee and Northwest Georgia. Assets of the combined companies will total over $980 million.

“We welcome the Jackson Bank & Trust family to FSG,” said Rodger B. Holley, president and chief executive officer of FSG. “Jim Birdwell and his staff have done a great job of building a valuable franchise in an attractive dynamic market. We want to use the foundation they are providing as a platform to build on along I-40 from Nashville to Knoxville. Their commitment to a high level of personal service mirrors our philosophy and culture and that will continue to be our primary focus going forward.”

“FSG is just six years old, yet they have grown to almost $1 billion by providing community-oriented banking with personal one-to-one service.” said JB&T Chairman Jim Nelson Birdwell. “When this opportunity was presented, our Board and senior management felt joining with FSG was in everyone’s best interest - especially our shareholders, customers and employees.”

“Each JB&T location will continue to fly the JB&T flag,” committed Rodger Holley, “They have great name recognition and again it is a strength we can build upon.”

Charlotte Suggs, who currently serves as Senior Vice President / City Manager for JB&T, will become Regional President after the acquisition. Ms. Suggs stated that she was
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excited about this opportunity and was looking forward to adding several new services such as investment management, trust administration, estate and financial planning, and equipment leasing to their existing product line.

First Security Group, Inc. is a holding company, headquartered in Chattanooga with approximately $800 million in assets as of March 31, 2005. Founded in 1999, First Security Group’s community bank subsidiary, FSGBank, N.A., has 28 full-service banking offices along the Interstate 75 corridor of East Tennessee and Northwest Georgia. In Dalton, Ga., FSGBank operates under the name of Dalton Whitfield Bank. FSGBank also provides trust and investment management, mortgage banking, asset-based lending, financial planning, Internet banking (www.fsgbank.com) and equipment leasing through its wholly owned subsidiaries, Kenesaw Leasing, Inc. and J & S Leasing Inc. FSGBank also operates two full-service banking offices in Dalton, Ga. under the name Premier Banco Seguro (PBS). PBS is an initiative marketed toward and serving the region’s rapidly growing Latino population.

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This press release contains forward-looking statements concerning FSG’s future activities. Such statements are subject to important factors that could cause FSG’s actual results to differ materially from those anticipated by the forward-looking statements. These factors include the factors identified in FSG’s Annual Report on Form 10-K for the year ended December 31, 2004 under the heading “Special Note Regarding Forward-Looking Statements,” which are incorporated herein by reference.

SOURCE: First Security Group, Inc.